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                                                                    EXHIBIT 12.1

                       RATIO OF EARNINGS TO FIXED CHARGES

                             (DOLLARS IN THOUSANDS)

                                                                  FISCAL YEAR
                                              ----------------------------------------------------
                                                1997       1996       1995       1994       1993
                                              --------   --------   --------   --------   --------
Income before taxes and fixed charges (net
  of capitalized interest):
  Income from consolidated companies before
     provision for income taxes and
     cumulative effect of accounting
     change.................................  $798,921   $922,436   $698,543   $334,497   $153,558
  Add fixed charges net of capitalized
     interest(1)............................    44,161     42,819     34,504     27,032     23,227
                                              --------   --------   --------   --------   --------
     Total income before taxes and fixed
       charges (net of capitalized
       interest)............................   843,082    965,255    733,047    361,529    176,785
                                              --------   --------   --------   --------   --------
Fixed charges:
  Interest expense..........................    20,705     20,733     21,401     15,962     14,206
  Capitalized interest......................       750      5,108         --         --         --
  Interest component of rent expense(2).....    23,013     22,086     13,103     11,070      9,021
                                              --------   --------   --------   --------   --------
     Total fixed charges....................  $ 44,468   $ 47,927   $ 34,504   $ 27,032   $ 23,227
                                              --------   --------   --------   --------   --------

Ratio of earnings to fixed charges..........    18.96x     20.14x     21.25x     13.37x      7.61x
                                              ========   ========   ========   ========   ========

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(1) Capitalized interest includes interest capitalized during the period, less the amount of previously capitalized interest that was amortized during the period.

(2) For leases in which the interest factor can be specifically identified, the actual interest factor is used. For all other leases, the interest factor is estimated at one-third of total rent expense for the applicable period, which management believes represents a reasonable approximation of the interest factor.